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                                                                      EXHIBIT 12

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                              (MILLIONS OF DOLLARS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                    ---------------------------------------
                                                                     2001    2002     2003     2004    2005
                                                                    -----   ------   ------   -----   -----
Income from continuing operations ...............................   $ 446   $  547   $  432   $ 282   $ 223
Income taxes for continuing operations ..........................     228      286      230     137     108
Capitalized interest ............................................      (9)      (3)      (3)     (2)     (3)
Preference security dividend requirements of subsidiary .........      (1)      --       --      --      --
                                                                    -----   ------   ------   -----   -----
                                                                      664      830      659     417     328
                                                                    -----   ------   ------   -----   -----
Fixed charges, as defined:
   Interest .....................................................     233      285      361     345     328
   Capitalized interest .........................................       9        3        3       2       3
   Preference security dividend requirements of subsidiary ......       1       --       --      --      --
   Interest component of rentals charged to operating expense ...       2        2        2       1       1
                                                                    -----   ------   ------   -----   -----
   Total fixed charges ..........................................     245      290      366     348     332
                                                                    -----   ------   ------   -----   -----
Earnings, as defined ............................................   $ 909   $1,120   $1,025   $ 765   $ 660
                                                                    =====   ======   ======   =====   =====
Ratio of earnings to fixed charges ..............................    3.71     3.86     2.80    2.20    1.99
                                                                    =====   ======   ======   =====   =====